CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Pure Capital Incorporated of our report, dated July 11, 2006, relating to the balance sheets of Pure Capital Incorporated as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three year period ended December 31, 2005 and for the period from re-entry into development stage, January 1, 2003, to December 31, 2005, which report appears in the Annual Report on Form 10-KSB of Pure Capital Incorporated for the year ended December 31, 2005.

Vancouver, Canada                 “Morgan & Company”

January 31, 2007                    Chartered Accountants